CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam RetirementReady Maturity Fund of our report dated September 14, 2020, relating to the financial statements and financial highlights of Putnam RetirementReady 2020 Fund and Putnam RetirementReady Maturity Fund, which appears in the Annual Report on Form N-CSR for the year ended July 31, 2020 of Putnam RetirementReady Funds. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 14, 2020